Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of Fidelity Court Street Trust II: Fidelity New Jersey AMT Tax-Free Money Market Fund of our report dated January 18, 2007 on the financial statements and financial highlights included in the November 30, 2006 Annual Report to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 14, 2007